Exhibit 99.1

Antigenics Presents Positive, Top Line Data from Phase I Herpes Clinical Trial

Novel, Multi-Valent, HSV-2 Therapeutic Vaccine Generates CD4+ and CD8+ Immune Responses

SALT LAKE CITY--(BUSINESS WIRE)--July 27, 2010--Antigenics (NASDAQ: AGEN) announced positive results with AG-707, an investigational therapeutic vaccine being developed to treat herpes simplex virus-2 (HSV-2), the virus that causes genital herpes, in infected patients. Developed by Antigenics, the vaccine triggers a cellular immune response, stimulating both CD4+ and CD8+ T cells.

“I believe these data represent the first finding of their kind in genital herpes treatments—showing a vaccine, AG-707, elicits both CD4+ and CD8+ T-cell responses in humans,” said David Koelle, M.D., study investigator and professor of Medicine, Laboratory Medicine and Global Health Medicine, University of Washington. "We are very encouraged by these results. Recent data suggest both of these arms of immunity are needed for successful treatment of genital herpes.”

Data will be presented at the International Herpes Workshop annual meeting in Salt Lake City, Utah, on July 27 by study investigator, Dr. Koelle. The full data will be submitted for publication in a peer-reviewed journal.

“The obvious potential of AG-707 is in managing outbreaks and disease transmission in patients with genital herpes,” added Koelle. “Being able to impact and possibly decrease the spread of genital herpes would be a huge step in stemming this epidemic.”

“These results represent proof of concept for our proprietary off-the-shelf infectious disease platform. Based on our technology of integrating heat shock proteins with antigenic peptides, we could potentially create therapeutic vaccines for many infectious diseases. Our next step is to engage a partner to advance the clinical development of AG-707 in genital herpes and to pursue the broader application of the platform technology,” added Garo Armen, PhD, Antigenics chairman and CEO.

STUDY RESULTS

In this four-arm, phase 1 study, 35 HSV-2 seropositive patients received AG-707+QS-21 Stimulon® adjuvant (Antigenics proprietary saponin adjuvant), AG-707 alone, QS-21 alone, or placebo. Patients received three treatments at two-week intervals. The vaccine was well tolerated, with injection site pain as the most common reported adverse event.

All patients who were evaluable for immune response and received AG-707 with QS-21 showed a statistically significant CD4+ T cell response (100%; 7/7) to HSV-2 antigens as detected by IFNγ Elispot, and the majority of those patients demonstrated a CD8+ T cell response (63%; 5/8).

This study is the first to demonstrate that heat shock proteins complexed to viral antigens induce an antigen-specific T cell response in humans.

ABOUT HERPES

According to the Centers for Disease Control, genital herpes affects more than 60 million Americans—or 1 in 6 people between ages 14 and 49—with an additional 1.5 million new cases each year.1 This disease normally results in 6 outbreaks per year, but in severe cases more episodes may result.2 The psychosocial consequences of genital herpes are quite significant, as 57 percent of those infected indicated that herpes had interfered with their sexual relationships, 50 percent felt it was difficult to live with genital herpes, and 37 percent felt that herpes had ruined their lives.3 Additionally, ongoing research indicates an increasing resistance to currently available genital herpes treatments.

ABOUT AG-707

AG-707 is an off-the-shelf therapeutic vaccine for the treatment of genital herpes, which is caused by the herpes simplex virus-2 (HSV-2). The vaccine is based on Antigenics' heat shock protein (HSP) platform technology. Heat shock proteins (HSPs), also called stress proteins, are found in all cells (normal cells, cancer cells and infected cells) and recent research has demonstrated that HSPs play an essential role in the presentation of pieces of proteins (or peptides) on the cell surface to help the immune system recognize diseased cells. While the initial focus of development has been in HSV-2, the HSP technology platform can potentially be utilized for off-the-shelf treatment of many types of infectious diseases such as HPV, HIV, hepatitis, malaria and tuberculosis.

AG-707 consists of recombinant human heat shock protein-70 complexed with 32 distinct 35-mer synthetic peptides from the HSV-2 proteome. This broad spectrum of herpes antigens is intended to allow for more accurate immune targeting and surveillance, reducing the likelihood of immune escape. Further, the diversity of antigens in AG-707 increases the chance of providing efficacy for a wide segment of the patient population.

ABOUT QS-21

QS-21 is a vaccine adjuvant designed to strengthen the body's immune response to a vaccine's antigen, thus making it more effective. QS-21 has become a critical component in the development of investigational preventive vaccine formulations across a wide variety of infectious diseases, and appears to be essential for several investigational therapeutic vaccines intended to treat cancer and degenerative disorders. Currently, QS-21 is being studied in clinical trials in approximately 15 vaccine indications, of which several are in late-stage clinical trials by Antigenics' licensees, including GlaxoSmithKline and Janssen Alzheimer Immunotherapy, a wholly owned subsidiary of Johnson & Johnson.

ABOUT ANTIGENICS

Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit www.antigenics.com.

This press release contains forward-looking statements, including statements regarding the potential of AG-707 and HSP platform technologies to effectively generate immune responses and potentially treat genital herpes and other infectious diseases. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, that results of future trials of AG-707 in HSV-2 may be unfavorable; even if the results from these trials are positive, significant additional trials, the outcome of which are uncertain, would be required before submitting an application for marketing approval; decisions by physicians, patients, and regulatory agencies; availability of funding and other resources; and the factors described under the Risk Factors section of Antigenics’ Form 10-Q as filed with the Securities and Exchange Commission for the quarter ended March 31, 2010. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward- looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.

1 Genital Herpes - CDC Fact Sheet; http://www.cdc.gov/std/herpes/stdfact-herpes.htm#common; accessed July 19, 2010

2 Herpes Virus; http://www.herpesonline.org/articles/herpes_virus.html; accessed July 19, 2010

3 Quality of Life and Use of Health Care among People with Genital Herpes in France, Taboulet F, Halioua B, Malkin J-E. Acta Derm Venereol 1999; 79: 380±384; http://adv.medicaljournals.se/files/pdf/79/5/380-384.pdf

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